UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2007

TraceGuard Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-50329	98-0370398
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Madison Avenue, 9th Floor, New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (866) 401-5969

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement of communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On January 2, 2008, Dr. Ehud Ganani, Chairman of the Board and Chief Executive Officer of TraceGuard Technologies, Inc. (the “Company”), resigned as Chief Executive Officer.

(c) On January 2, 2008, the Company appointed Avi Kostelitz as its Chief Executive Officer. Mr. Kostelitz, age 60, served most recently, since March 2002, as CEO and sole owner of Akis Ltd. (“Akis”), a company providing consulting services in the area of security solutions. Since November 2005, Akis has provided consulting services to the Company through Mr. Kostelitz.

On August 9, 2007, the Company’s wholly owned subsidiary, Traceguard Technologies, Ltd., entered into a Consulting Agreement (“Akis Consulting Agreement”) with Akis, under which the Company engaged Mr. Kostelitz as an advisor in connection with business development and regulatory affairs. The Akis Consulting Agreement was terminated, effective as of December 31, 2007, in connection with Mr. Kostelitz’s appointment as CEO of the Company. Pursuant to the terms of the Akis Consulting Agreement, prior to its termination, Mr. Kostelitz received: (1) since January 2007, a monthly retainer of $1,000, for a total of $12,000, (2) since January 2007, a $250 per meeting fee for every working meeting relating to the Company’s business in which he participated, for a total of approximately $4,000, (3) one-time payments based on the achievement of specified milestones, for a total of $50,000, and (4) option grants based on the achievement of specified milestones, for a total of options to purchase 80,000 shares of the Company’s common stock (“Common Stock”), $.001 par value per share, at an exercise price of $.70 per share. These options were granted on July 15, 2007, have a three year term, and are fully vested as of the grant date. The Company also agreed to reimburse Mr. Kostelitz for out of pocket expenses related to the provision of services under the Akis Consulting Agreement, for a total of approximately $3,000.

Each of Mr. Kostelitz and Akis is bound by certain confidentiality and non-competition/non-solicitation provisions, which survived termination of the Akis Consulting Agreement.

The terms of Mr. Kostelitz’s employment compensation have not yet been determined, however, the Company has agreed that it will consider the efforts already made by Akis towards achievement of certain milestones not achieved to date, as well as the relevant milestone payments and option grants, described in the terminated Akis Consulting Agreement in negotiating any such agreement. The Akis Consulting Agreement provided, in relevant part, that: (1) upon receipt of written confirmation of the Israeli Security Agency that the Company’s CompactSafe product meets security requirements and is qualified for operational use, Akis would receive a one-time payment of $60,000 and an option to purchase 70,000 shares of Common Stock at an exercise price of $.70 per share, and (2) upon consummation of an agreement with certain business partners with the introduction or assistance of Akis, Akis would receive a one-time payment of $20,000 and an option to purchase 50,000 shares of Common Stock at an exercise price of $.70 per share.

The foregoing description is not complete and is qualified in its entirety to the Consulting Agreement, Option Grant Agreement and Termination Agreement, attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K.

(e) On January 2, 2008, the Company and Mr. Ganani terminated Mr. Ganani’s employment agreement with the Company. Simultaneously, the Company entered into a framework for a new agreement with Mr. Ganani with respect to his continuing service as Chairman of the Board. Based on the framework, the new definitive agreement, which is to be negotiated during January 2008, calls for Mr. Ganani’s salary to be reduced to $4,000 per month from the approximately $16,500 per month currently paid. It also calls for all existing equity awards and options to be modified. The vesting of all existing options will be based solely on performance milestones to be detailed in the definitive agreement, and no options will be time-vested. In total, Mr. Ganani may, based upon his achievement of various performance milestones, earn options to purchase up to approximately 2,867,500 shares of Common Stock of which 1,707,500 shares will have an exercise price of $0.63 per share and the remainder will have an exercise price of $0.35 per share. Mr. Ganani can also earn a $100,000 bonus upon the Company’s pre-tax profit exceeding $1.5 million, and based upon his contribution to the attainment of this milestone. Mr. Ganani will also receive 137,500 restricted stock units upon the execution of the definitive agreement. The above awards replace the following grants and awards, i.e., 137,500 restricted stock units, granted under Mr. Ganani’s employment agreement, 1,300,000 options to purchase shares of Common Stock granted under Mr. Ganani’s employment agreement and 1,160,000 options to purchase shares of Common Stock granted in connection with a Stock Option Agreement, dated May 29, 2007, between the Company and Mr. Ganani, in connection with which Dr. Fredy Ornath, Chief Technology Officer of the Company, granted a like amount of options from his holdings to the Company, as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2007.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Consulting Agreement, dated August 9, 2007, between TraceGuard Technologies, Ltd. and Akis Ltd.
10.2	Option Grant Agreement, dated August 9, 2007, between TraceGuard Technologies, Inc. and Akis Ltd.
10.3	Termination Agreement, dated January 8, 2008, by and among TraceGuard Technologies, Inc., TraceGuard Technologies, Ltd., Akis Ltd. and Avi Kostelitz.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 8, 2008

TRACEGUARD TECHNOLOGIES, INC.

By:	/s/ David Ben-Yair
Name: David Ben-Yair
Title: Chief Financial Officer